Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Houston, TX — February 23, 2022 — Comfort Systems USA, Inc. (NYSE: FIX) (the “Company”) today reported results for the fourth quarter and annual period ended December 31, 2021 and disclosed the favorable settlement and approval of certain previously filed tax refund claims during January of 2022.

For the quarter ended December 31, 2021, net income was $37.6 million, or $1.04 per diluted share, as compared to $42.8 million, or $1.17 per diluted share, for the quarter ended December 31, 2020. Revenue for the fourth quarter of 2021 was $856.1 million compared to $699.0 million in 2020. The Company reported operating cash flow of $27.5 million in the current quarter compared to $70.1 million in 2020.

Backlog as of December 31, 2021 was $2.31 billion as compared to $1.94 billion as of September 30, 2021 and $1.51 billion as of December 31, 2020. On a same-store basis, backlog increased by $224.3 million during the fourth quarter, and same-store backlog also improved from $1.51 billion as of December 31, 2020 to $2.09 billion as of December 31, 2021.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are pleased to report a strong finish to 2021, as our operating teams delivered excellent execution across our segments. We experienced good cash flow, and our backlog registered an unprecedented increase. Overall, our markets are showing ongoing broad-based strength.”

The Company reported net income of $143.3 million, or $3.93 per diluted share, for the twelve months ended December 31, 2021, as compared to $150.1 million, or $4.09 per diluted share, in 2020. Earnings per diluted share in 2020 included a $0.17 benefit from a discrete tax item in the third quarter. The Company also reported revenue of $3.07 billion for the twelve months ended December 31, 2021, as compared to $2.86 billion in 2020. Operating cash flow for the twelve months ended December 31, 2021 was $180.2 million, as compared to $286.5 million in 2020.

Mr. Lane concluded, “We are delighted with our 2021 results, especially in light of the pandemic challenges our employees have consistently surmounted. We are optimistic that our 2022 revenues and earnings will benefit from our very strong backlog as well as the acquisitions and operational investments that we have made during 2021 and over recent years. We continue to invest in our workforce, technology, execution capabilities, and in our service businesses. We are committed to continuing to develop and reward our unmatched team members as every day they strive diligently to work safely, improve their communities, and provide the built infrastructure to serve our many markets.”

The Company further reported that during January of 2022 it settled and received formal approval of its previously filed refund claims for the 2016, 2017 and 2018 tax years. As a result, the Company expects that the first quarter of 2022 will have an incremental benefit of approximately $30 million in after tax net income, or approximately $0.80 per diluted share. The Company also expects to report an additional benefit in the first quarter of 2022 of approximately $22 million for the 2019, 2020 and 2021 tax years, or approximately $0.60 per diluted share, relating to changes in estimates arising from the settlements and, considering these developments, the Company expects that its effective tax rate will be approximately 4% - 5% lower in 2022 and future years.

The Company will host a webcast and conference call to discuss its financial results and position on Thursday, February 24, 2022 at 11:00 a.m. Central Time. The call-in number for this conference call is 1-877-319-0032, and the passcode is 7875193. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 169 locations in 126 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to applicable securities laws and regulations. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates, and the Company’s actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of our results or developments in subsequent periods. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials or material increases to the cost thereof; retention of key management; seasonal fluctuations in the demand for mechanical and electrical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a material information technology failure or a material cyber security breach; risks associated with acquisitions; our ability to manage growth and geographically-dispersed operations; our ability to obtain financing on acceptable terms; and other risks detailed in our reports filed with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	(Unaudited)
	2021	%	2020	%	2021	%	2020	%
Revenue	$856,084	100.0%	$698,961	100.0%	$3,073,636	100.0%	$2,856,659	100.0%
Cost of services	702,013	82.0%	561,962	80.4%	2,510,429	81.7%	2,309,676	80.9%
Gross profit	154,071	18.0%	136,999	19.6%	563,207	18.3%	546,983	19.1%

SG&A	105,259	12.3%	88,920	12.7%	376,309	12.2%	357,777	12.5%
Gain on sale of assets	(519)	(0.1)%	(202)	—	(1,540)	(0.1)%	(1,445)	(0.1)%
Operating income	49,331	5.8%	48,281	6.9%	188,438	6.1%	190,651	6.7%

Interest expense, net	(1,736)	(0.2)%	(1,477)	(0.2)%	(6,172)	(0.2)%	(8,282)	(0.3)%
Changes in the fair value of contingent earn-out obligations	3,297	0.4%	7,295	1.0%	7,820	0.3%	9,119	0.3%
Other income (expense)	76	—	42	—	188	—	52	—
Income before income taxes	50,968	6.0%	54,141	7.7%	190,274	6.2%	191,540	6.7%

Provision for income taxes	13,373		11,301		46,926		41,401
Net income	$37,595	4.4%	$42,840	6.1%	$143,348	4.7%	$150,139	5.3%

Income per share
Basic	$1.04		$1.18		$3.95		$4.11
Diluted	$1.04		$1.17		$3.93		$4.09

Shares used in computing income per share:
Basic	36,155		36,358		36,285		36,542
Diluted	36,301		36,561		36,450		36,738
Dividends per share	$0.130		$0.110		$0.480		$0.425

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2021	%	2020	%	2021	%	2020	%

Net income	$37,595		$42,840		$143,348		$150,139
Provision for income taxes	13,373		11,301		46,926		41,401
Other expense (income), net	(76)		(42)		(188)		(52)
Changes in the fair value of contingent earn-out obligations	(3,297)		(7,295)		(7,820)		(9,119)
Interest expense, net	1,736		1,477		6,172		8,282
Gain on sale of assets	(519)		(202)		(1,540)		(1,445)
Depreciation and amortization	18,944		14,505		68,944		60,629
Adjusted EBITDA	$67,756	7.9%	$62,584	9.0%	$255,842	8.3%	$249,835	8.7%

Note: The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	December 31,
	2021	2020

Cash and cash equivalents	$58,776	$54,896
Billed accounts receivable, net	773,716	619,544
Unbilled accounts receivable, net	61,881	45,596
Costs and estimated earnings in excess of billings, net	29,900	18,622
Other current assets, net	103,048	73,194
Total current assets	1,027,321	811,852
Property and equipment, net	128,554	117,206
Goodwill	592,114	464,392
Identifiable intangible assets, net	304,781	231,807
Other noncurrent assets	156,344	132,098
Total assets	$2,209,114	$1,757,355

Current maturities of long-term debt	$2,788	$—
Accounts payable	254,788	204,145
Billings in excess of costs and estimated earnings	307,380	226,237
Other current liabilities	271,598	262,522
Total current liabilities	836,554	692,904
Long-term debt, net	385,242	235,733
Other long-term liabilities	181,652	132,289
Total liabilities	1,403,448	1,060,926
Total stockholders’ equity	805,666	696,429
Total liabilities and stockholders’ equity	$2,209,114	$1,757,355

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash provided by (used in):
Operating activities	$27,497	$70,110	$180,151	$286,510
Investing activities	$(127,117)	$(77,288)	$(246,722)	$(207,802)
Financing activities	$90,675	$(8,466)	$70,451	$(74,600)

Free cash flow:
Cash from operating activities	$27,497	$70,110	$180,151	$286,510
Purchases of property and equipment	(6,466)	(4,672)	(22,330)	(24,131)
Proceeds from sales of property and equipment	1,299	380	3,101	2,270
Free cash flow	$22,330	$65,818	$160,922	$264,649

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.